Revised Schedule A

(1) Effective as of the Amendment Date, with respect to each Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.95000%
For the next $2.5 billion	0.92625%
For the next $2.5 billion	0.90250%
For the next $2.5 billion	0.87875%
For the amount over $10 billion	0.85500%

Fund	Ticker	Effective Date of Agreement
First Trust North American Energy Infrastructure Fund	EMLP	June 15, 2012
First Trust Tactical High Yield ETF	HYLS	February 20, 2013

(2) Effective as of the Amendment Date, with respect to the Fund listed below, the investment management fee shall be accrued daily and calculated in accordance with the following schedule:

Average Daily Net Assets	Annual Rate
For the first $2.5 billion	0.85000%
For the next $2.5 billion	0.82875%
For the next $2.5 billion	0.80750%
For the next $2.5 billion	0.78625%
For the amount over $10 billion	0.76500%

Fund	Ticker	Effective Date of Agreement
First Trust Senior Loan Fund	FTSL	May 1, 2013